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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 1)

                             United Stationers Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.10 per share
                         (Title of Class of Securities)

                                    913004107
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 10, 2000
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



                         (Continued on following pages)
                               Page 1 of 41 Pages

-------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===============================
CUSIP No. 913004107
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      266,300
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      266,300
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         266,300
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.8%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      247,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      247,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         247,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.7%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      68,900
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      68,900
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         68,900
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      66,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      66,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         66,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      26,300
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      26,300
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         26,300
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      639,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      639,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         639,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      676,100
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      676,100
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         676,100
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.0%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9%
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      676,100
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      676,100
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         676,100
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
===============================
CUSIP No. 913004107
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Mark C. Wehrly
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     ** The reporting persons making this filing hold an aggregate of 1,315,600 Shares, which is 3.9% of the class of securities.
         The reporting  person  on  this  cover  page,  however,  may be deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,315,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,315,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,315,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on November 29, 1999 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2. Identity And Background

     Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

      (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Partnerships

          (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

          (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

          (iii)Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

          (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it; and

          (v)  Tinicum   Partners,   L.P.,  a  New  York   limited   partnership
               ("Tinicum"), with respect to the Shares held by it;


     FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

     The Management Company

          (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").2

     The General Partner Of The Partnerships

          (vii)Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

     The Managing Members Of The General Partner And The Management Company

          (viii) The following twelve persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts:
               Enrique H. Boilini ("Boilini"),  David I. Cohen ("Cohen"), Joseph
               F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore") and Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly") and;

          (ix) the thirteenth managing member of the General Partner, Fleur E. Fairman ("Fairman"), with respect to the Shares held by the Partnerships.

     Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the


---------------
     2 Of the Shares reported by the Management Company on behalf of the Managed Accounts, 10,700 Shares (equal to approximately 0.03% of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen other than Enrique H. Boilini who is an Argentinean citizen.

      The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3. Source And Amount Of Funds And Other Consideration.

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) for the Shares acquired by each of the Partnerships and Managed Accounts since the filing of the prior
     Schedule 13D is set forth below:

      Entity           Shares Acquired           Approximate Net Investment Cost
      ----------       ---------------           -------------------------------
      FCP                 41,800                        $1,053,301.86
      FCIP                33,800                          $847,827.17
      FCIP II              6,500                          $163,944.55
      FCIP III            11,100                          $282,210.22
      Tinicum              3,200                           $81,006.66
      Managed
        Accounts          77,300                        $1,953,714.80

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP, and Tinicum at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum, and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5. Interest In Securities Of The Issuer.

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

(a) The Partnerships

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 of each  cover  page  filed  herewith  as well as
               Footnote Two hereto is calculated based upon the 34,032,047 Shares outstanding as of March 1, 2000 as reported by the Company in its Annual Report on Form 10-K for the period ended December 31, 1999 filed with the Securities and Exchange Commission on March 8, 2000.

          (c) The trade dates, number of Shares purchased or sold and the price per Shares (including commissions) for all purchases and sales of the Shares by the Partnerships in the past 60 days are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e) As of April 10, 2000, none of the Partnerships are deemed to be the beneficial holder of more than 5% of the Shares.

(b) The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Shares purchased or sold and the price per Shares (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e) As of April 10, 2000, the Management Company is not deemed to be the beneficial holder of more than 5% of the Shares.

(c) The General Partner

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e) As of April 10, 2000, the General Partner is not deemed to be the beneficial holder of more than 5% of the Shares.

(d) The Individual Reporting Persons

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e) As of April 10, 2000, none of the Individual Reporting Persons are deemed to be the beneficial holder of more than 5% of the Shares.

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The twelve Individual Reporting Persons who are managing members of both the General Partner and the Management Company may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Fairman, as a managing member of only the General Partner, may be deemed to be the beneficial owner of all such Shares held by the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 7. Materials To Be Filed As Exhibits.

     There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.

                                 Page 27 0f 41

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 14, 2000

               /S/ Thomas F. Steyer
               ----------------------------------------
               FARALLON PARTNERS,  L.L.C.,
               on its own behalf and as General Partner of
               FARALLON CAPITAL PARTNERS, L.P.,
               FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
               FARALLON CAPITAL INSTITUTIONALPARTNERS II, L.P.,
               FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
               By Thomas F. Steyer,
               Senior Managing Member

               /S/ Thomas F. Steyer
               ----------------------------------------
               FARALLON CAPITAL MANAGEMENT, L.L.C.,
               By Thomas F. Steyer,
               Senior Managing Member

               /S/ Thomas F. Steyer
               ----------------------------------------
               Thomas F. Steyer, individually and as attorney-in-fact
               for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish,
               Andrew B. Fremder, Richard B. Fried, William F. Mellin,
               Stephen L. Millham, Meridee A. Moore and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference. The Power of Attorney executed by

Mark C. Wehrly authorizing Steyer to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on January 10, 2000, by such Reporting Person with respect to the Common Shares of Axogen Limited, is hereby incorporated by reference.

                                                                         ANNEX 1

     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1. The Management Company

      (a)   Farallon Capital Management, L.L.C.
      (b)   One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as investment adviser to various managed accounts
      (d)   Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham Meridee A. Moore and Mark
            C. Wehrly, Managing Members.

2.   The General Partner

      (a)   Farallon Partners, L.L.C.
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as general partner to investment partnerships
      (d)   Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham Meridee
            A. Moore and Mark C. Wehrly, Managing Members.

3.    The Individual Reporting Persons

     Except as stated below, each of the Individual Reporting Persons is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique H. Boilini is an Argentinean citizen whose business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane,Greenwich, Connecticut 06830. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of Fairman is serving as a managing member of the General

     Partner. The principal occupation of each other Individual Reporting Person is serving as a managing member of both the Management Company and the General Partner.

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                  NO. OF SHARES
                               PURCHASED (P) PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------              -------------------       ---------

        02-18-00                   1,700 (P)              $25.77
        02-22-00                   1,100 (P)              $25.56
        02-23-00                   1,200 (P)              $25.49
        02-24-00                   2,600 (P)              $25.52
        02-25-00                   3,200 (P)              $25.61
        02-29-00                   2,400 (P)              $26.01
        03-07-00                  13,600 (P)              $25.66
        03-08-00                     200 (P)              $25.87
        03-08-00                   7,300 (P)              $25.92
        03-20-00                   1,000 (S)              $32.54
        03-20-00                   1,000 (S)              $32.54
        03-20-00                   5,000 (S)              $32.54
        03-21-00                     300 (S)              $32.59
        03-22-00                     900 (S)              $32.68
        03-23-00                   3,400 (S)              $34.38
        03-24-00                   6,500 (S)              $34.52
        03-29-00                   2,700 (S)              $36.53
        03-29-00                     100 (S)              $36.53
        03-30-00                     100 (S)              $36.16
        03-30-00                   3,400 (S)              $36.16
        03-31-00                   1,200 (S)              $35.98
        04-03-00                   1,800 (S)              $35.12
        04-04-00                   1,200 (S)              $35.55
        04-05-00                   1,700 (S)              $35.52
        04-06-00                     700 (S)              $36.48
        04-07-00                   3,400 (S)              $37.24
        04-10-00                   1,000 (S)              $38.00
        04-11-00                   5,600 (S)              $37.02
        04-11-00                   2,100 (S)              $37.02

                                   SCHEDULE B

                FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                  NO. OF SHARES
                               PURCHASED (P) PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------              -------------------       ---------

        02-18-00                   2,200 (P)              $25.77
        02-22-00                   1,300 (P)              $25.56
        02-23-00                   1,300 (P)              $25.49
        02-24-00                   2,600 (P)              $25.52
        02-25-00                   1,200 (P)              $25.61
        02-29-00                     300 (P)              $26.01
        03-07-00                   8,200 (P)              $25.66
        03-08-00                   1,700 (P)              $25.87
        03-08-00                   6,400 (P)              $25.92
        03-20-00                   6,500 (S)              $32.54
        03-21-00                     300 (S)              $32.59
        03-22-00                     800 (S)              $32.68
        03-23-00                   3,100 (S)              $34.38
        03-24-00                   1,200 (S)              $34.52
        03-24-00                   4,800 (S)              $34.52
        03-29-00                   2,600 (S)              $36.53
        03-30-00                   3,200 (S)              $36.16
        03-31-00                   1,100 (S)              $35.98
        04-03-00                   1,700 (S)              $35.12
        04-04-00                   1,100 (S)              $35.55
        04-05-00                   1,600 (S)              $35.52
        04-06-00                     700 (S)              $36.48
        04-07-00                   3,200 (S)              $37.24
        04-10-00                     900 (S)              $38.00
        04-11-00                     100 (S)              $37.02
        04-11-00                     200 (S)              $37.02
        04-11-00                   6,900 (S)              $37.02

                                   SCHEDULE C

               FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                  NO. OF SHARES
                               PURCHASED (P) PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------              -------------------       ---------

        02-18-00                     200 (P)              $25.77
        02-22-00                     100 (P)              $25.56
        02-23-00                     100 (P)              $25.49
        02-24-00                     200 (P)              $25.52
        02-25-00                     400 (P)              $25.61
        02-29-00                     200 (P)              $26.01
        03-07-00                   2,800 (P)              $25.66
        03-08-00                     300 (P)              $25.87
        03-08-00                   1,000 (P)              $25.92
        03-20-00                   1,100 (S)              $32.54
        03-20-00                     700 (S)              $32.54
        03-21-00                     100 (S)              $32.59
        03-22-00                     200 (S)              $32.68
        03-23-00                     900 (S)              $34.38
        03-24-00                   1,700 (S)              $34.52
        03-29-00                     300 (S)              $36.53
        03-29-00                     400 (S)              $36.53
        03-30-00                     400 (S)              $36.16
        03-30-00                     500 (S)              $36.16
        03-31-00                     300 (S)              $35.98
        04-03-00                     200 (S)              $35.12
        04-03-00                     300 (S)              $35.12
        04-04-00                     300 (S)              $35.55
        04-05-00                     400 (S)              $35.52
        04-06-00                     200 (S)              $36.48
        04-07-00                     900 (S)              $37.24
        04-10-00                     300 (S)              $38.00
        04-11-00                   1,600 (S)              $37.02
        04-11-00                     300 (S)              $37.02
        04-11-00                     100 (S)              $37.02

                                   SCHEDULE D

               FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                  NO. OF SHARES
                               PURCHASED (P) PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------              -------------------       ---------

        02-18-00                     300 (P)              $25.77
        02-22-00                     300 (P)              $25.56
        02-23-00                     200 (P)              $25.49
        02-24-00                     400 (P)              $25.52
        02-25-00                     600 (P)              $25.61
        02-29-00                     500 (P)              $26.01
        03-07-00                   4,500 (P)              $25.66
        03-08-00                     600 (P)              $25.87
        03-08-00                   2,200 (P)              $25.92
        03-20-00                   1,800 (S)              $32.54
        03-21-00                     100 (S)              $32.59
        03-22-00                     200 (S)              $32.68
        03-23-00                     800 (S)              $34.38
        03-24-00                   1,600 (S)              $34.52
        03-29-00                     700 (S)              $36.53
        03-30-00                     600 (S)              $36.16
        03-30-00                     300 (S)              $36.16
        03-31-00                     100 (S)              $35.98
        03-31-00                     200 (S)              $35.98
        04-03-00                     500 (S)              $35.12
        04-04-00                     300 (S)              $35.55
        04-05-00                     400 (S)              $35.52
        04-06-00                     200 (S)              $36.48
        04-07-00                     900 (S)              $37.24
        04-10-00                     300 (S)              $38.00
        04-11-00                   1,900 (S)              $37.02

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                  NO. OF SHARES
                               PURCHASED (P) PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------              -------------------       ---------

        02-18-00                     100 (P)              $25.77
        02-22-00                     100 (P)              $25.56
        02-23-00                     100 (P)              $25.49
        02-24-00                     200 (P)              $25.52
        02-25-00                     200 (P)              $25.61
        02-29-00                     200 (P)              $26.01
        03-07-00                   1,100 (P)              $25.66
        03-08-00                     100 (P)              $25.87
        03-08-00                     500 (P)              $25.92
        03-20-00                     600 (S)              $32.54
        03-20-00                     100 (S)              $32.54
        03-22-00                     100 (S)              $32.68
        03-23-00                     300 (S)              $34.38
        03-24-00                     600 (S)              $34.52
        03-29-00                     300 (S)              $36.53
        03-30-00                     300 (S)              $36.16
        03-31-00                     100 (S)              $35.98
        04-03-00                     200 (S)              $35.12
        04-04-00                     100 (S)              $35.55
        04-05-00                     100 (S)              $35.52
        04-05-00                     100 (S)              $35.52
        04-06-00                     100 (S)              $36.48
        04-07-00                     300 (S)              $37.24
        04-10-00                     100 (S)              $38.00
        04-11-00                     800 (S)              $37.02

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                  NO. OF SHARES
                               PURCHASED (P) PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------              -------------------       ---------

        02-18-00                   3,400 (P)              $25.77
        02-22-00                   2,000 (P)              $25.56
        02-23-00                   2,000 (P)              $25.49
        02-24-00                   4,400 (P)              $25.52
        02-25-00                   5,600 (P)              $25.61
        02-29-00                   4,400 (P)              $26.01
        03-07-00                  21,900 (P)              $25.66
        03-07-00                   1,000 (P)              $25.59
        03-08-00                   5,300 (P)              $25.87
        03-08-00                  12,400 (P)              $25.92
        03-20-00                  16,400 (S)              $32.54
        03-21-00                     700 (S)              $32.59
        03-22-00                   2,200 (S)              $32.68
        03-23-00                   4,100 (S)              $34.38
        03-23-00                     500 (S)              $34.38
        03-23-00                   3,500 (S)              $34.38
        03-24-00                  15,300 (S)              $34.52
        03-29-00                   6,400 (S)              $36.53
        03-30-00                   8,200 (S)              $36.16
        03-31-00                   2,900 (S)              $35.98
        04-03-00                   4,200 (S)              $35.12
        04-04-00                   2,800 (S)              $35.55
        04-05-00                   4,100 (S)              $35.52
        04-06-00                     600 (S)              $36.48
        04-06-00                   1,000 (S)              $36.48
        04-07-00                   7,500 (S)              $37.24
        04-07-00                     500 (S)              $37.24
        04-10-00                   2,400 (S)              $38.00
        04-11-00                   9,500 (S)              $37.02
        04-11-00                   8,600 (S)              $37.02

        02-18-00                     100 (P)              $25.77
        02-22-00                     100 (P)              $25.56
        02-23-00                     100 (P)              $25.49
        02-24-00                     100 (P)              $25.52
        02-25-00                     100 (P)              $25.61
        03-07-00                     300 (P)              $25.66

        03-08-00                     200 (P)              $25.92
        03-20-00                     300 (S)              $32.54
        03-22-00                     100 (S)              $32.68
        03-23-00                     100 (S)              $34.38
        03-24-00                     300 (S)              $34.52
        03-29-00                     100 (S)              $36.53
        03-30-00                     100 (S)              $36.16
        03-31-00                     100 (S)              $35.98
        04-03-00                     100 (S)              $35.12
        04-05-00                     100 (S)              $35.52
        04-07-00                     100 (S)              $37.24
        04-11-00                     300 (S)              $37.02

        02-29-00                   5,600 (S)              $27.01
        03-01-00                  24,200 (S)              $27.27
        03-01-00                   2,800 (S)              $27.27
        03-01-00                   2,200 (S)              $27.27
        03-01-00                   2,000 (S)              $27.27
        03-01-00                   2,800 (S)              $27.27
        03-02-00                   1,600 (S)              $26.96
        03-02-00                     400 (S)              $26.96
        03-02-00                   1,400 (S)              $26.96
        03-02-00                   2,600 (S)              $26.96
        03-02-00                   1,500 (S)              $26.96
        03-02-00                     400 (S)              $26.96
        03-02-00                     200 (S)              $26.96
        03-02-00                     400 (S)              $26.96
        03-02-00                     300 (S)              $26.96
        03-02-00                     600 (S)              $26.96
        03-02-00                     700 (S)              $26.96
        03-02-00                     600 (S)              $26.96
        03-02-00                   2,500 (S)              $26.96
        03-02-00                   1,300 (S)              $26.96
        03-02-00                     100 (S)              $26.96
        03-02-00                   1,300 (S)              $26.96
        03-02-00                   2,000 (S)              $26.96
        03-02-00                   1,800 (S)              $26.96
        03-02-00                   1,900 (S)              $26.96
        03-02-00                   2,400 (S)              $26.96
        03-02-00                   3,000 (S)              $26.96
        03-02-00                     100 (S)              $26.96
        03-02-00                     900 (S)              $26.96
        03-02-00                   2,200 (S)              $26.96
        03-02-00                   1,100 (S)              $26.96
        03-02-00                     100 (S)              $26.96
        03-02-00                     100 (S)              $26.96

        03-02-00                     100 (S)              $26.96
        03-02-00                     500 (S)              $26.96
        03-02-00                     300 (S)              $26.96
        03-02-00                     100 (S)              $26.96
        03-02-00                     200 (S)              $26.96
        03-02-00                     100 (S)              $26.96
        03-02-00                     200 (S)              $26.96
        03-02-00                     100 (S)              $26.96
        03-02-00                     200 (S)              $26.96
        03-02-00                     100 (S)              $26.96
        03-02-00                     100 (S)              $26.96
        03-02-00                     200 (S)              $26.96
        03-02-00                     100 (S)              $26.96

EXHIBIT INDEX

EXHIBIT 1                      Joint Acquisition Statement Pursuant to Rule 13D-
                               (f)(1)

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(f)(1)

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  April 14, 2000


               /S/ Thomas F. Steyer
               ----------------------------------------
               FARALLON PARTNERS,  L.L.C.,
               on its own behalf and as General Partner of
               FARALLON CAPITAL PARTNERS, L.P.,
               FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
               FARALLON CAPITAL INSTITUTIONALPARTNERS II, L.P.,
               FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
               By Thomas F. Steyer,
               Senior Managing Member


               /S/ Thomas F. Steyer
               ----------------------------------------
               FARALLON CAPITAL MANAGEMENT, L.L.C.,
               By Thomas F. Steyer,
               Senior Managing Member


               /S/ Thomas F. Steyer
               ----------------------------------------
               Thomas F. Steyer, individually and as attorney-in-fact
               for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish,
               Andrew B. Fremder, Richard B. Fried, William F. Mellin,
               Stephen L. Millham, Meridee A. Moore and Mark C. Wehrly.


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